PURCHASE AND SALE AGREEMENT

DATED NOVEMBER 5, 2010

AMONG

MEGAENERGY, INC.

AND

SAGA PETROLEUM CORP.

AS SELLER

AND

GASTAR EXPLORATION USA, INC.

AS BUYER

i

	(g)	Investment Experience	13
	(h)	Physical and Environmental Defects	13
	(i)	Brokers	13

6.	Pre-Closing Covenants		14

	(a)	Access	14
	(b)	Seller’s Pre-Closing Covenants	14
	(c)	Buyer’s Covenants	15

7.	Title Matters		15

	(a)	Title Definitions	15
	(b)	Permitted Encumbrances	16
	(c)	Title Defect Notice	18
	(d)	Title Defect Remedies	18
	(e)	Post-Closing Curative	19
	(f)	Termination	20
	(g)	Exclusive Remedy	20

8.	Environmental Matters		20

	(a)	Environmental Definitions	20
	(b)	Acknowledgements	22
	(c)	Environmental Assessment	22
	(d)	Environmental Defect Notice	23
	(e)	Environmental Remedies	23
	(f)	Post-Closing Remediation	24
	(g)	Termination	24
	(h)	Exclusive Remedy	24

9.	Casualty Loss		24

	(a)	Risk of Loss	24
	(b)	Casualty Loss	25
	(c)	Casualty Remedies	25
	(d)	Post-Closing Remedies	25
	(e)	Casualty Termination	26
	(f)	Casualty Disputes	26

10.	Preferential Rights and Consents		26

11.	Conditions Precedent to the Obligations of Seller to Close		26

	(a)	Representations and Warranties	27
	(b)	No Litigation	27
	(c)	Closing Obligations	27

12.	Conditions Precedent to the Obligations of Buyer to Close		27

	(a)	Representations and Warranties	27
	(b)	No Litigation	27

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	(c)	Closing Obligations	27

13.	Closing		27

	(a)	Preliminary Settlement Statement	28
	(b)	Closing Deliverables	28

14.	Post-Closing Adjustments		29

15.	Post-Closing Covenants		30

	(a)	Recording and Sales Tax	30
	(b)	Records	30
	(c)	Suspense Funds	30
	(d)	Assumption	30

16.	Operations		30

17.	Indemnities		31

	(a)	Seller’s Indemnification	31
	(b)	Buyer’s Indemnification	31
	(c)	Buyer’s Environmental Indemnification	31
	(d)	Monetary Damages	31
	(e)	Monetary Limitation	32
	(f)	Time Limitation	32
	(g)	Compromise or Settlement	33
	(h)	Mitigation	33
	(i)	Knowledge	33
	(j)	Exclusive Remedy	33

18.	Disclaimers		34

19.	Termination and Remedies		35

	(a)	Termination	35
	(b)	Buyer’s Remedy	35
	(c)	Seller’s Remedy	36

20.	Notices		36

21.	Miscellaneous		37

	(a)	Exhibits	37
	(b)	Integration	37
	(c)	Amendments	37
	(d)	No Assignment	37
	(e)	Binding Effect	38
	(f)	Relationship	38
	(g)	Third Parties	38
	(h)	No Merger; Survival	38
	(i)	Expenses and Fees	38

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(j)	Arbitration	38
(k)	Governing Law	39
(l)	Press Releases	39
(m)	Interpretation	39
(n)	Headings	39
(o)	Like-Kind Exchanges	39
(q)	Further Assurances	40
(r)	Counterparts	40
(s)	Facsimile and Electronic Signatures	40
(t)	Construction	40
(u)	Additional Agreements	41

List of Exhibits and Schedules

Exhibit A-1 – The Leases

Exhibit A-2 – Fee Interests

Exhibit B – The Wells

Exhibit C – The Equipment

Exhibit D – The Surface Rights

Exhibit E – The Material Contracts

Exhibit F – The Pipeline

Exhibit G – The Area of Mutual Interest

Exhibit H – The Assignment

Exhibit I – The Non-Foreign Affidavit

Schedule 3(d) – Allocation of Purchase Price

Schedule 4(d) – Disclosure Schedule

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Definitions

“Additional Interests” has the meaning set forth in Section 6(c)(ii).

“Adjusted Purchase Price” has the meaning set forth in Section 3.

“Allocated Value” has the meaning set forth in Section 3(d) and Section 7(a)(i).

“AMI” has the meaning set forth in Section 6(c)(ii).

“Assignments” has the meaning set forth in Section 13(b)(i).

“Bank” has the meaning set forth in Section 7(d)(iii).

“Bank Liens” has the meaning set forth in Section 7(d)(iii).

“Bank Payoff” has the meaning set forth in Section 13(b)(iii).

“Business Day” means any day other than a Saturday or Sunday or a day on which the banking institutions in the State of Texas  are authorized by Law to close.

“Buyer’s Notice Date” has the meaning set forth in Section 7(c).

“Casualty Event” has the meaning set forth in Section 9(b).

“Casualty Loss” has the meaning set forth in Section 9(b).

“Casualty Threshold” has the meaning set forth in Section 9(b).

“Claim Deductible” has the meaning set forth in Section 17(e).

“Claims” has the meaning set forth in Section 17.

“Closing” has the meaning set forth in Section 13.

“Closing Date” has the meaning set forth in Section 13.

“Code” has the meaning set forth in Section 3(e).

“Deposit” has the meaning set forth in Section 2.

“Disclosure Schedule” has the meaning set forth in Section 4(d).

“Effective Time” has the meaning set forth in Section 3.

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“Environmental Basket” has the meaning set forth in Section 8(a)(i).

“Environmental Defect” has the meaning set forth in Section 8(a)(iii).

“Environmental Defect Notice” has the meaning set forth in Section 8(d).

“Environmental Threshold” has the meaning set forth in Section 8(a)(v).

“Environmental Threshold Overall Limit” has the meaning set forth in Section 8(a)(v).

“Environmental Laws” has the meaning set forth in Section 8(a)(iv).

“Environmental Response” has the meaning set forth in Section 8(e).

“Equipment” has the meaning set forth in Section 1(a)(iii).

“Escrow Account” has the meaning set forth in Section 2.

“Escrow Agent” has the meaning set forth in Section 2.

“Escrow Agreement” has the meaning set forth in Section 2.

“Excluded Properties” has the meaning set forth in Section 1(b).

“Fee Interests” has the meaning set forth in Section 1(b)(xiii).

“Final Settlement Statement” has the meaning set forth in Section 14.

“Governmental Authority” means any national, regional, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government that has jurisdiction over any Party or any of its respective business or assets.

“Horseshoe Run” means Horseshoe Run Services, LLC, a Colorado limited liability company.

“Indemnity Deadline” has the meaning set forth in Section 17(f).

“Land” has the meaning set forth in Section 1(a)(i).

“Law” shall mean any and all law, rule, regulation, statute, ordinance, order, judgment, writ, injunction or decree of any Governmental Authority including federal, state, local and tribal authorities.

“Leases” has the meaning set forth in Section 1(a)(i).

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“Material Contracts” has the meaning set forth in Section 1(a)(vi).

“Mechanic’s Liens” has the meaning set forth in Section 7(d)(iii).

“Monetary Limitation” has the meaning set forth in Section 17(e).

“Net Revenue Interest” has the meaning set forth in Section 7(a)(i).

“NORM” has the meaning set forth in Section 8(a)(vi).

“Notice” has the meaning set forth in Section 20.

“Operator” has the meaning set forth in Section 16(a).

“Outside Termination Date” has the meaning set forth in Section 19(a).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 7(b).

“Pipeline” has the meaning set forth in Section 1(a)(vii).

 “Post-Closing Date” has the meaning set forth in Section 7(e).

“Preliminary Amount” has the meaning set forth in Section 13(a).

“Preliminary Settlement Statement” has the meaning set forth in Section 13(a).

“Production” has the meaning set forth in Section 1(a)(iv).

“Production Taxes” has the meaning set forth in Section 1(a)(viii).

“Properties” has the meaning set forth in Section 1(a).

“Property Taxes” has the meaning set forth in Section 1(a)(viii).

“Purchase Price” has the meaning set forth in Section 2.

“Recording Costs” has the meaning set forth in Section 15(a).

“Records” have the meaning set forth in Section 1(a)(viii).

“Remediation Value” has the meaning set forth in Section 8(a)(vii).

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“Sales Tax” has the meaning set forth in Section 15(a).

“Securities Laws” has the meaning set forth in Section 5(e).

“Seismic Data” means M/S’s proprietary 3-D seismic data covering a portion of the Land.

“Seller Group” has the meaning set forth in Section 17(b).

“Seller’s Response Date” has the meaning set forth in Section 7(d).

“Settlement Date” has the meaning set forth in Section 14.

“Surface Rights” has the meaning set forth in Section 1(a)(v).

“Title Basket” has the meaning set forth in Section 7(a)(ii).

“Title Defect” has the meaning set forth in Section 7(a)(iv).

“Title Defect Notice” has the meaning set forth in Section 7(c).

“Title Defect Value” has the meaning set forth in Section 7(a)(v).

“Title Threshold” has the meaning set forth in Section 7(a)(vi).

“Title Threshold Overall Limit” has the meaning set forth in Section 7(a)(vi).

“Qualified Exchange Accommodation Titleholder” has the meaning set forth in Section 20(p).

“Qualified Intermediary” has the meaning set forth in Section 20(p).

“Wells” has the meaning set forth in Section 1(a)(ii).

“Withdrawn Properties” means the Properties withdrawn pursuant to Section 7(d)(v), Section 8 (e)(iii) and Section 9(c).

“Working Interest” has the meaning set forth in Section 7(a)(vii).

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), executed on November 5, 2010, and effective as of the Effective Time, is among MEGAENERGY, INC., a Colorado corporation (“Mega”), and SAGA PETROLEUM CORP., a Colorado corporation (“Saga”), and GASTAR EXPLORATION USA, INC., a Michigan corporation (“Buyer”). Mega and Saga shall be referred to herein, collectively, as “Seller.” Seller and Buyer may be referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

Recitals

A.          Seller owns certain rights and interests in and to the certain oil and gas properties (the “Properties”) located in the State of West Virginia, as more particularly described in Section 1(a) below.

B.          Pursuant to that certain Farmout Agreement (the “Farmout Agreement”), dated May 25, 2010, among Mega and Saga, and Buyer, Buyer has the right to conduct the Work Program upon the Properties, as more particularly described in the Farmout Agreement, and acquire an option to to purchase and acquire from Seller 66.67% or 100% of Seller’s right, title and interest in and to the Properties (the “Farmout Percentage”), in accordance with the terms and conditions of this Agreement.

Agreement

FOR ONE HUNDRED DOLLARS ($100.00), the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Purchase and Sale.

(a)           Properties.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, convey and transfer to Buyer, and Buyer agrees to purchase, acquire and assume from Seller, at the Closing (as hereinafter defined below), but effective as of the Effective Time, the Farmout Percentage of Seller’s right, title and interest in and to the following, excluding the Excluded Properties (collectively, the “Properties”):

(i)           The undivided interests in, to and under the leasehold estates created by the oil and gas leases described in Exhibit A-1 hereto (the “Leases”). Except for the Excluded Properties, the Leases and the Land are intended to include the Farmout Percentage of Seller’s right, title and interest in and to the Leases including the Farmout Percentage of Seller’s right, title and interest in and to the oil, gas and other hydrocarbons in, on or under or that may be produced from the Leases and the Land from and after the Effective Time, and the Farmout Percentage of Seller’s right, title and interest in and to the royalty, leasehold, working, operating, carried, net revenue, net profit, reversionary and any other rights and interests of a similar nature, together with all other rights and interests arising by operation of law or otherwise in connection with the pooling, unitization or communitization of any of the Leases or any portion of the Land.

1

(ii)          The oil and gas production, injection, pressure maintenance and salt water disposal wells located upon the Land as of the Effective Date, whether producing or non-producing, including those described in Exhibit B hereto (collectively, the “ Existing Wells”), as well as the wells drilled by Buyer pursuant to the Work Program in accordance with the Farmout Agreement (the “New Wells”)(the Existing Wells and the New Wells shall be referred to herein, collectively as the “Wells”).

(iii)         The equipment, personal property, facilities, improvements, structures and fixtures located on the Land, or used in connection with the Leases or the Wells, for the production, gathering, treatment, compression, transportation, processing, sale or disposal of hydrocarbons or water produced from the Wells, including all wells, well-bores, casing, tubing, wellheads, gauges, valves, rods, tanks, pumps, pads, pits, cellars, sumps, separators, treaters, compressors, pipelines and other improvements, including those described in Exhibit C hereto (collectively, the “Equipment”).

(iv)         The oil, gas, condensate and other hydrocarbon production produced from the Land covered by the Leases, or attributable thereto, or to lands pooled or unitized therewith, together with all proceeds from and rights relating to such Production from and after the Effective Time (the “Production”).

(v)          The easements, rights-of-way, permits, licenses, servitudes, access agreements, surface use agreements or other similar interests affecting the Leases, the Lands or the Wells including those described in Exhibit D hereto (collectively, the “Surface Rights”).

(vi)         The agreements, contracts, licenses, permits, options, leases, franchises and other documents related to the ownership or operation of the Leases, the Wells, the Production, the Surface Rights or the Equipment including all operating, unit, pooling, communitization, exploration, farm-out, participation, area of mutual interest, gathering, water disposal, processing, transportation and product purchase agreements, options, and orders and decisions of state and federal regulatory authorities including those described in Exhibit E hereto (collectively, the “Material Contracts”).

(vii)        The natural gas gathering and transportation system, and related facilities and, to the extent set forth below, agreements, used in connection with the Leases, the Land, the Wells and the Production, owned by Horseshoe Run Services, LLC (“Horseshoe Run”), a Colorado limited liability company (in which Saga is the manager, and Mega and Saga own all of the membership interests) described in Exhibit F hereto (collectively, the “Existing Pipeline”), as well as the pipeline constructed by Buyer pursuant to the Work Program in accordance with the Farmout Agreement (the “New Pipeline”)(the Existing Pipeline and the New Pipeline shall be referred to herein, collectively as the “Pipeline”), including:

(A)           natural gas gathering lines, pipelines, meters, valves, gauges, pumps, traps, compressors, pigs, manifolds, engines, motors, tanks, vessels, towers, pads, structures, fixtures, power lines, roads and improvements;

(B)           rights-of-way, easements, leases, licenses, permits, surface access agreements, servitudes, franchises, consents, approvals, waivers, authorizations, registrations, certificates and other rights (including those granted by any governmental authority) and other similar rights that are held by Horseshoe Run and necessary for the ownership or operation of the Pipeline;

(C)           to the extent set forth on Exhibit F, all of the leases, contracts and agreements with respect to the Pipeline or the business of Horseshoe Run, including compressor leases, natural gas purchase agreements, transportation agreements, gas sale agreements, and any other agreements under which Horseshoe Run has the right or obligation to gather, compress, dehydrate, transport, sell or provide other services with respect to third party gas delivered into or through the Pipeline;

(D)           all natural gas and natural gas liquids contained in the Pipeline, other than that owned by any third party; and

(E)           all other rights and benefits, intangible or tangible, pertaining to the Pipeline, together with all warranties, guarantees, sureties and indemnities in favor of Horseshoe Run from third parties related to the Pipeline.

(viii)      Copies of Seller’s files and records (collectively, the “Records”) directly related to the Leases, the Land, the Wells, the Equipment, the Production, the Surface Rights, the Material Contracts and the Pipeline including: (A) title abstracts, reports, memos, opinions and policies, leases, assignments, deeds, agreements, contracts, rights-of-way, surveys, maps, plats, and related correspondence; (B) well files, logs, and operations, engineering and maintenance records; (C) joint interest billing, lease operating expense, division of interest, and accounting records (excluding Seller’s state and federal income tax information); (D) severance, production and similar taxes and assessments attributable to the Properties (“Production Taxes”) and ad valorem property taxes and assessments attributable to the Properties (“Property Taxes”); but specifically excluding the records and files related to the Excluded Properties described in Section 1(b) below.

(ix)         All funds, monies, proceeds, income, revenues, credits, receipts and benefits (and any advances or prepayments) attributable to the Properties, or the operation thereof, after the Effective Time.

(x)          All Claims for any refund of or loss carry forwards with respect to: Production Taxes for any period after the Effective Time.

(xi)         All Claims in favor of Seller: (A) arising from acts, omissions or events, or damage to or destruction of the Properties occurring after the Closing Date, subject to Section 9 below; (B) arising under or with respect to any of the Leases and the Material Contracts attributable to periods of time after the Closing Date (including audit rights, and claims for overpayments, adjustments, credits or refunds).

(xii)        The Seismic Data (as defined in the Farmout Agreement).

(b)  Excluded Properties.  Notwithstanding anything to the contrary, the following rights and interests (collectively, the “Excluded Properties”) are not included in the definition of the Properties, and Seller hereby expressly reserves, excepts and retains unto Seller all of Seller’s right, title and interest in and to the following:

(i)           The production attributable to the Properties prior to the Effective Time, and the production attributable to the Withdrawn Properties before or after the Effective Time, together with all proceeds from and rights relating to the sale of such production.

(ii)          All funds, monies, proceeds, income, revenues, credits, receipts and benefits (and any security, deposits, bonds, advances or prepayments): (A) attributable to the Properties, or the operation thereof, prior to the Effective Time; or (B) attributable to the Withdrawn Properties before or after the Effective Time.

(iii)         All Claims for any refund of or loss carry forwards with respect to: (A) Production Taxes for any period prior to the Effective Time; (B) Seller’s income, occupational or franchise taxes; and (C) any taxes attributable to the Withdrawn Properties.

(iv)         All Claims in favor of Seller: (A) arising from acts, omissions or events, or damage to or destruction of the Properties occurring prior to the Closing Date, subject to Section 9 below; (B) arising under or with respect to any of the Leases and the Material Contracts attributable to periods of time prior to the Closing Date (including audit rights, and claims for overpayments, adjustments, credits or refunds); or (C) with respect to any of the Withdrawn Properties.

(v)          All Claims in favor of Seller for all periods prior to the Closing Date: (A) under any policy or agreement of insurance (subject to Section 9 below), indemnity, surety, guaranty or bond; or (B) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property.

(vi)        All computers, monitors, printers, plotters, peripherals and software, and all radio and telephone equipment.

(vii)       All personal property, furniture, fixtures and equipment located in Seller’s offices.

(viii)      All intellectual property, patents, copyrights, and trade secrets, names, marks and logos, and all software, studies, interpretations, compilations and reports relating to geology, geophysics and reserve characteristics of the Land, as well as any information or interpretative or proprietary data which Seller considers confidential or proprietary to Seller or which Seller cannot lawfully disclose or assign to Buyer due to third party restrictions, other than studies, reports or other similar work performed or produced by Buyer or Buyer’s authorized agents or representatives.

(ix)         All correspondence, memoranda, agreements, documents and other communications protected by the attorney-client privilege or the attorney work-product privilege.

(x)          All correspondence, memoranda, agreements, documents and other communications among Seller, and Seller’s affiliates, investors, banks, lending institutions, investments banks, brokers and prospective purchasers of the Properties, and their respective officers, directors, shareholders, managers, members, employees, consultants, attorneys, accountants, agents and authorized representatives, including contact lists, sales materials, confidentiality agreements, reports, bids, offers, analyses and draft agreements.

(xi)         All corporate, legal, financial, accounting and tax records, except those tax records for Production Taxes directly related to the Properties, or which are necessary for Buyer’s ownership, administration or operation of the Properties.

(xii)        The Withdrawn Properties.

(xiii)       The Fee Interests described in Exhibit A-2 hereto.

2.           Purchase Price; Deposit.  The cash purchase price (the “Purchase Price”) for the Properties shall be equal to Nineteen Million One Hundred Eighty-Four Thousand Two Hundred Eight Eight Dollars (US $19,184,288.00) if the Farmout Percentage is equal to 66.67%, or Twenty-Eight Million Seven Hundred Seventy Six Thousand Four Hundred Thirty Two Dollars (US $28,776,432.00) if the Farmout Percentage is equal to 100%, subject to any applicable adjustments as described herein. The Purchase Price shall be paid by Buyer to Seller as follows: (a) an amount equal to ten percent (10%) of the Purchase Price by wire transfer upon Buyer’s election to acquire the Farmout Percentage pursuant to Section 2.1(a) of the Farmout Agreement as an earnest money deposit (the “Deposit”) which shall be held in an escrow account (the “Escrow Account”) established pursuant to the terms of a mutually acceptable escrow agreement (the “Escrow Agreement”) with U.S. Bank National Association, as the escrow agent (the “Escrow Agent”); and (b) the remainder of the Purchase Price, as adjusted pursuant to Section 3 below, shall be paid by Buyer at the Closing in accordance with Section 13(b) below. Buyer and Seller shall each pay one-half of all fees for the Escrow Agent.

3.           Effective Time and Purchase Price Adjustments.  The purchase and sale of the Properties shall be effective as of October 1, 2010 at 7:00 a.m. Eastern Time (the “Effective Time”). The Purchase Price shall be adjusted as follows, and the resulting amount shall be referred to herein as the “Adjusted Purchase Price:”

(a)           Purchase Price Increases.  The Purchase Price shall be increased by an amount equal to the Farmout Percentage of the sum of the following amounts, without duplication:

(i)           The amount of all costs and expenses incurred by Seller attributable to the drilling, exploration, development, ownership and operation of the Properties after the Effective Time (including all lease rentals and shut-in payments (which shall be pro-rated over the number of days that the applicable Lease is extended by such payments), joint interest billings, lease operating expenses, drilling expenses, work-over expenses, water disposal, geological, geophysical and any other exploration or development expenditures, together with the operator’s reimbursement of direct costs and applicable overhead chargeable under applicable operating agreements, or similar arrangements consistent with the standards established by the Council of Petroleum Accountant Societies of North America, except for costs and expenses incurred by Seller to cure any Title Defects or Environmental Defects or to remedy any Casualty Loss.

(ii)          The amount of all prepaid expenses incurred by Seller attributable to the Properties after the Effective Time.

(iii)         The value of the Production in tanks above the pipeline sales connection or within processing plants at the Effective Time credited to the Properties, such value to be the market or, if applicable, the contract price in effect as of the Effective Time, less any applicable royalties and any Production Taxes deducted by the purchaser of such Production.

(iv)         The amount of all Production Taxes and Property Taxes allocated to Buyer but paid by Seller in accordance with Section 3(f).

(v)          The amount of all costs and expenses incurred by Horseshoe Run with respect to the ownership, operation and maintenance of the Pipeline after the Effective Time, including compressor lease rentals, right-of-way and surface lease payments, operating expenses, gas purchases, transportation fees, fuel, electricity, taxes, vendor charges, contractor charges and salaries, together with the reimbursement of the manager’s direct costs and the applicable overhead and management fees pursuant to the limited liability company agreement of Horseshoe Run.

(vi)         Any other amount agreed upon in writing by Seller and Buyer.

(b)  Purchase Price Decreases.  The Purchase Price shall be decreased by an amount equal to the Farmout Percentage of the sum of the following amounts, without duplication:

(i)           The amount of all proceeds of the Production received by Seller prior to the Closing attributable to the Properties from and after the Effective Time (net of all applicable Production Taxes and royalties directly incurred by Seller in receiving such proceeds which are not expenses taken into account pursuant to Section 3(a)), excluding proceeds of the Production attributable to the Properties prior to the Effective Time which shall be for Seller’s account (which exclusion shall include the Production described in Section 3(a)(iii) above).

(ii)          Any amount determined in connection with the resolution of the Title Defects pursuant to Sections 7(d) below.

(iii)         Any amount determined in connection with the resolution of the Environmental Defects pursuant to Sections 8(e) below.

(iv)         Any amount determined in connection with the resolution of the Casualty Losses pursuant to Section 9(c) below.

(v)          The amount of all Production Taxes and Property Taxes allocated to Seller but payable by Buyer in accordance with Section 3(f).

(vi)         The amount of all revenues (including any fees and including proceeds of gas sales to third parties less gas purchase prices and applicable taxes directly incurred by Horseshoe Run and not taken into account pursuant to Section 3(a)) received by Horseshoe Run prior to the Closing attributable to the Pipeline from and after the Effective Time (excluding proceeds of gas sales to third parties prior to the Effective Time which shall be for Seller’s account only).

(vii)        Any other amount agreed upon in writing by Seller and Buyer.

(c)  Collection of Receivables.  Seller shall have the right to collect any receivable, refund or other amounts associated with periods prior to the Effective Time. If Buyer collects any such receivable, refund or other amounts associated with periods prior to the Effective Time, and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Sections 3(a) or 3(b) above, then Buyer shall promptly remit to Seller any such amounts. Buyer shall have the right to collect any receivable, refund or other amounts associated with the Properties for periods after the Effective Time. If Seller collects any such receivable, refund or other amounts associated with periods after the Effective Time, and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Sections 3(a) or 3(b) above, then Seller shall promptly remit to Buyer such amounts.

(d)  Allocation.  The Purchase Price shall be allocated among the Properties as set forth in Schedule 3(d). Seller and Buyer acknowledge and agree that the values allocated among various portions of the Properties as set forth in Schedule 3(d) (with respect to each item, individually, the “Allocated Value,” and collectively, the “Allocated Values”): (i) are intended solely as a representation of relative values in relation to the overall Purchase Price for the limited purposes of adjusting the Purchase Price pursuant to Sections 3 (Purchase Price Adjustments), 7 (Title Matters), 8 (Environmental Matters), 9 (Casualty Loss), and 10 (Preferential Rights and Consents); (ii) shall be final and binding between Seller and Buyer for such purposes only; and (iii) except as provided in Section 3(e), are not intended as a measure of value for any other purpose.

(e)   Tax Allocation.  For the purpose of making requisite filings under Section 1060 of Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder, Seller and Buyer agree to allocate the Purchase Price (as adjusted by Section 3), and all obligations assumed by Buyer among the Properties in a manner consistent with the allocation set forth on Schedule 3(d). Seller and Buyer each agree to report the federal, state and local income and other tax consequences of the transactions contemplated hereby, and in particular to report the information required by Section 1060(b) of the Code, to prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation, and to not take any position inconsistent therewith upon examination of any tax return, in any refund, Claim, in any litigation, investigation or otherwise; provided, however, neither Party shall be unreasonably impeded it its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceeding.

(f)   Allocation and Payment of Taxes.   On or before the Closing, Seller shall deliver to Buyer copies of the relevant documents concerning assessment and collection of Production Taxes and Property Taxes attributable to the Properties. All Production Taxes, Property Taxes deposits, prepaid utility charges, prepaid rentals and other prepaid expenses attributable to the Properties for the calendar year of the Closing shall be prorated between Seller and Buyer as of the Effective Time with Seller being liable for all such taxes attributable to the period prior to the Effective Time and Buyer being liable for all such taxes attributable to the period from and after the Effective Time.  If the amount of Property Taxes for the year in which the Closing occurs have not been finally determined at Closing, the proration for purposes of the purchase price adjustment in Section 3(a)(iv) or 3(b)(v), as applicable, shall be based on the best information available at Closing with a true-up between Buyer and Seller when the amount of such Property Taxes is finally determined.  Seller shall be responsible for paying to the appropriate Governmental Authority all Production Taxes and Property Taxes attributable to the Properties that are due and payable on or prior to the Closing Date, and Buyer shall be responsible for paying to the appropriate Governmental Authority all Production Taxes and Property Taxes attributable to the Properties due and payable after the Closing Date.  Notwithstanding anything in this Agreement to the contrary, Seller shall be responsible for and shall pay, and shall indemnify and hold harmless Buyer for any income, franchise or similar taxes owed by Seller or any of its affiliates.

(g)  Audit Adjustments.  Seller retains all rights to adjustments resulting from any operating agreement and other audit claims on transactions occurring prior to the Effective Time. Any credit received by Buyer pertaining to such an audit claim on transactions occurring prior to the Effective Time shall be paid to Seller within thirty (30) days after receipt. In like manner, Seller shall remain solely liable for, and Buyer does not assume, any obligations due to third parties resulting from any operating agreement and other audit claims on transactions occurring prior to the Effective Time, and if Buyer is required to pay any such audit claim, Seller will reimburse Buyer within thirty (30) days after billing for same.

(h)  Tax Refunds.  Refunds of taxes paid or payable with respect to or attributable to the Properties shall be promptly paid as follows (or, to the extent payable, but not paid, due to offset against other taxes, shall be promptly paid by the Party receiving the benefit of the offset, as follows): (i) to Seller if attributable to taxes with respect to any tax year or portion thereof ending on or before the Effective Time; and (ii) to Buyer if attributable to taxes with respect to any tax year or portion thereof beginning from and after the Effective Time.

4.           Representations of Seller.  Mega and Saga each makes the representations and warranties set forth in this Section 4, separately and severally, and not joint or collectively, as to itself and with respect to its proportionate interest in the Properties. Mega shall have no liability for any breach by Saga of any such representations or warranties, and Saga shall have no liability for any breach by Mega of any such representations or warranties. With respect to Mega, “knowledge” shall mean the information actually known by Colleen Kennedy, Scott Hornafius or Joseph Brinkman, or such information of which any such Person has received written notice, but does not include knowledge or awareness of any other Person, or any imputed knowledge. With respect to Saga, “knowledge” shall mean the information actually known by Bob Annear or Peter Mueller, or such information of which any such Person has received written notice, but does not include knowledge or awareness of any other Person, or any imputed knowledge. Each of Mega and Saga represents to Gastar as follows as of the date of this Agreement and as of the Closing Date as to each of Mega and Saga:

(a)  Organization.  It is a corporation, duly formed, validly existing and in good standing under the Laws of its State of its incorporation, and authorized to do business in the State of West Virginia.

(b)  Authority.  It has full power and authority and has taken all requisite company action to authorize it to carry on its business as currently conducted, to enter into this Agreement, and to perform its obligations under this Agreement.   Each of Mega and Saga hereby represent to Buyer that each of Mega and Saga has entered into a nomination agreement, or similar agreement, that provides authority for Mega and Saga to execute this Agreement (and the agreements and other documents contemplated hereby) and to perform all obligations hereunder on behalf of all other beneficial owners of the Properties.

(c)   Enforceability.  This Agreement has been duly executed and delivered on behalf of it, and this Agreement constitutes the legal, valid and binding obligation of it, enforceable in accordance with the terms of this Agreement.  At the Closing, all documents required hereunder to be executed and delivered by it shall be duly authorized, executed and delivered, and shall constitute legal, valid and binding obligations of it, enforceable in accordance with their respective terms.

(d)  No Conflicts.  Except as set forth in the Disclosure Schedule attached as Schedule 4(d) hereto, the execution, delivery and performance of this Agreement, and any of the other documents executed in connection with this Agreement, do not and will not:

(i)           Conflict with or result in any breach of the provisions of, or constitute a default under, its organizational documents;

(ii)          To its knowledge:  (A) violate any restriction to which it is subject, with or without the giving of notice, or the passage of time, or both; or (B) result in the creation or imposition of any lien, encumbrance or security interest upon the Properties; and

(iii)         To its knowledge, constitute a violation of any applicable Law which would have a material adverse effect on the ownership, operation or value of the Properties or the transactions contemplated by this Agreement.

(e)   Foreign Person.  It is not a “foreign person” within the meaning of Section 1445 of the Code.

(f)   Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, or, to its knowledge, threatened against it.

(g)  Brokers.  It has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Gastar shall have any responsibility whatsoever.

(h)  Rentals and Royalties.  To each of Seller’s knowledge, such Seller has made reasonable efforts in good faith to properly and timely pay all rentals and royalties due under the Leases.

(i)    Taxes.  All tax returns relating to the Properties required to be filed by it have been timely filed with the appropriate Governmental Authority in all jurisdictions in which such tax returns are required to be filed, and all taxes due with respect to such tax returns have been paid, except those being contested in good faith. No administrative or judicial proceeding with respect to Production Taxes or Property Taxes attributable to the Properties has been commenced or is presently pending before any Governmental Authority.  There are no liens for taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) on the Properties, other than statutory liens for current taxes not yet due.  No taxes will become payable by Buyer for the period prior to the Closing Date as a transferee or successor by reason of its acquisition of the Properties. Except as set forth in the Disclosure Schedule, none of the Properties is held by or is subject to any contractual arrangement between Seller and any other Person, whether owning undivided interests therein or otherwise, that is classified as a partnership for United States federal tax purposes and no transfer of any part of the Properties pursuant to this Agreement is treated as a transfer of an interest or interests in any such partnership.  To the extent that any of the Properties are deemed by agreement or applicable Law to be held by a partnership for United States federal tax purposes (including any Properties indentified on the Disclosure Schedule pursuant to this Section 4(i)), each such partnership has or shall have in effect an election under Section 754 of the Code that will apply with respect to the acquisition by Buyer of the Properties.

(j)   Claims and Litigation.  Except as set forth in the Disclosure Schedule, to its knowledge, it has not received any written notice of any Claims with respect to any continuing or uncured breach, default or violation by it of any of the Leases, the Material Agreements or applicable Law. Except as set forth in the Disclosure Schedule, there is no suit, action, hearing or other proceeding before any court or Governmental Authority pending, or to its knowledge, threatened, against it or any of the Properties.  No condemnation or eminent domain proceedings are pending, or, to its knowledge, threatened, by any Governmental Authority affecting any of the Properties.  There are no audits currently being conducted or, to its knowledge, imminent under any of the joint operating agreements that govern the Properties.

(k)  Consents and Preferential Rights.  To its knowledge, there are no consents required to be obtained for, and no preferential rights to purchase exercisable in connection with, the assignment of the Properties by Mega or Saga to Buyer hereunder.

(l)   Outstanding Capital Commitments.  As disclosed in the Disclosure Schedule, to its knowledge, there are no outstanding authorities for expenditure or other commitments to make capital expenditures which are binding on the Properties, and which it reasonably anticipates will require expenditures in excess of Fifty Thousand Dollars (US $50,000.00) per item.

(m) Contracts.  Except as set forth in the Disclosure Schedule, its interest in the Properties is not subject to any contract for the sale of the Production attributable to periods after the Effective Time, other than contracts that may be terminated by sixty (60) days prior written notice.  Except as set forth in Section 4(m) of the Disclosure Schedule, to its knowledge, its interest in the Properties is not subject to or burdened by any obligation under a sales, take-or-pay, gas balancing, marketing, forward sale or similar arrangement, to deliver the Production attributable to such interest in the Properties without receiving payment at the time of or subsequent to delivery, or to deliver the Production in the future for which payment has already been received (e.g., a “forward” sale contract).  Section 4(m) of the Disclosure Schedule lists all gathering, processing, transportation and similar contracts. Section 4(m) of the Disclosure Schedule lists all contracts that are material to the ownership or operation of the Properties to which Seller is a party.

(n)  The Records.  The Records have been maintained in the ordinary course of its business, and it has not intentionally omitted any material information from the Records.

(o)  No Violation.  To its knowledge, it has not violated any applicable Laws in any material respect with respect to the ownership and operation of the Properties and it has obtained and is maintaining all licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents and applications from the applicable Governmental Authorities that are presently necessary or required for the ownership and operation of the Properties, as currently owned and operated by it, except to the extent that the failure to obtain or maintain any of the foregoing does not have a material adverse effect on the ownership and operation of the Properties.

(p)  Parties to Unitization Agreements.  Section 4(p) of the Disclosure Schedule lists the names of the parties to all of the unitization agreements relating to the Properties.

5.           Representations of Buyer.  For purposes of this Agreement, with respect to Buyer, “knowledge” means the information actually known by J. Russell Porter, Michael A. Gerlich or Henry J. Hansen only, without independent investigation, or such information of which any such Person has received written notice, but does not include knowledge or awareness of any other Person, or any imputed knowledge. Buyer represents and warrants to Seller that:

(a)           Organization.  Buyer is a Michigan corporation duly organized, validly existing and in good standing under the Law of the State of its incorporation.

(b)           Authority.  Buyer has full power and authority and has taken all requisite action, corporate or otherwise, to authorize it to carry on its business as currently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement, and to perform its other obligations under this Agreement.

(c)           Enforceability.  This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered, and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

(d)           No Conflicts.  The execution, delivery and performance of this Agreement, and any of the other documents executed in connection with this Agreement to be performed by Buyer, do not and will not:

(i)           Conflict with or result in any breach of the provisions of, or constitute a default under, the organizational documents of Buyer;

(ii)         To Buyer’s knowledge: (A) violate any restriction to which Buyer is subject, with or without the giving of notice, or the passage of time, or both; or (B) result in the creation or imposition of any lien, encumbrance or security interest upon the Properties; and

(iii)         To Buyer’s knowledge, constitute a violation of any applicable Law which would have a material adverse effect on the ownership, operation or value of the Properties or the transactions contemplated by this Agreement.

(e)           SEC Disclosure.  Buyer hereby represents to Seller that Buyer intends to acquire the Properties for Buyer’s own benefit and account, and that Buyer is not acquiring the Properties with the intent of resale or distribution such as would be subject to regulation by federal or state securities laws (collectively, the “Securities Laws”), and that, in the future, if Buyer should sell, transfer or otherwise dispose of the Properties or fractional undivided interests therein, Buyer will do so in compliance with all applicable Securities Laws.

(f)            Financial Ability.  Buyer has, and at all times prior to the Closing, shall maintain, sufficient cash, available lines of credit or other sources of immediately available funds to enable Buyer to pay the Purchase Price to Seller at the Closing. Buyer has such knowledge and experience in financial and business matters, and in oil and gas investments of the type contemplated by this Agreement, that Buyer is capable of evaluating the merits and risks of this Agreement and its investment in the Properties, and Buyer is not in need of the protection afforded investors by the Securities Laws. In addition, Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Buyer recognizes that this investment is speculative and involves substantial risk, and that Seller has not made any guaranty upon which Buyer has relied concerning the possibility or probability of profit or loss as a result of Buyer’s acquisition of the Properties.

(g)           Investment Experience.  By reason of Buyer’s experience and knowledge in the evaluation, acquisition and operation of similar properties, Buyer has evaluated the merits and risks of the proposed investment in the Properties, and has formed opinions based solely upon Seller’s experience and knowledge, and not upon any representations or warranties by Seller, or Seller’s representatives, other than as expressly set forth in this Agreement. Buyer has conducted or will conduct its own evaluation of the Properties and, except for the express representations set forth in this Agreement and the Assignments, Buyer is acquiring the Properties “AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT RECOURSE.”

(h)           Physical and Environmental Defects.  Buyer is provided the opportunity to conduct an independent inspection of the Properties, the public records and Seller’s files including for the purpose of detecting the presence of any environmentally hazardous substances or contamination, including petroleum, and the presence and concentration of NORM, and shall satisfy itself as to the physical condition and environmental condition of the Properties, both surface and subsurface. Buyer acknowledges that, except as set forth in this Agreement, no representations have been made by Seller regarding physical or environmental condition of the Properties, past or present.

(i)            Brokers.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

6.           Pre-Closing Covenants.

(a)           Access.  Buyer, and Buyer’s authorized agents and representatives, shall have the right to conduct a due diligence investigation, at Buyer’s sole risk, cost and expense, of the Records and the Properties operated by Seller for inspection and testing (including the environmental assessment pursuant to Section 8(c) below); provided, however, Buyer shall indemnify, defend and hold harmless Seller Group, and all other working interest owners in the Properties, from and against any and all Claims caused by Buyer or Buyer’s authorized agents or representatives and that arises out of the due diligence investigation of the Properties by Buyer, Buyer’s authorized agents or representatives, including Claims for property damage, personal injury and death, except to the extent caused by the gross negligence or willful misconduct of a member of the Seller Group.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR THE ASSIGNMENTS, THE PARTIES HEREBY DISCLAIM, WAIVE AND RELEASE ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY AND ALL INFORMATION. BUYER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF BUYER’S OWN INDEPENDENT REVIEW AND JUDGMENT, AND AT BUYER’S SOLE RISK.

(b)           Seller’s Pre-Closing Covenants.  Seller agrees that, from and after the execution of this Agreement until the earlier of the Closing or the termination of this Agreement, except as expressly provided herein (or as required by the Leases, the Material Contracts or applicable Law, or otherwise agreed in writing by Buyer, Seller shall:

(i)           Not: (A) act in any manner with respect to the Properties, other than in the ordinary course of business, consistent with prior practice and in compliance with applicable Law; (B) expend more than Fifty Thousand Dollars (US $50,000) per operation net to Seller’s interest in the Properties, except in the case of an emergency or as required to perpetuate a Lease (provided, however, notwithstanding anything to the contrary herein, Buyer shall be deemed to have consented expenditures as described in the Disclosure Schedule attached as Schedule 4(d) hereto); (C) dispose of, encumber or relinquish any of the Properties (other than the sale of the Production in the ordinary course of business, or relinquishments resulting from the expiration of any of the Leases which Seller does not have a right or option to renew); or (D) waive, compromise or settle any Claim which would have an adverse effect on the ownership, operation or value of the Properties after the Effective Time;

(ii)          Deliver to Buyer copies of all written notices received by Seller of any Claims with respect to any continuing, uncured or alleged breach, default or violation by Seller of any of the Leases, the Material Agreements or applicable Law; and

(iii)         Use Seller’s reasonable efforts in good faith to cooperate with Buyer in the notification of all applicable Governmental Authorities of the transactions contemplated hereby, and in obtaining the transfer of or issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own the Properties following the Closing.

(c)           Buyer’s Covenants.

(i)           Buyer agrees to use Buyer’s reasonable efforts in good faith to cooperate with Seller in the notification of all applicable Governmental Authorities of the transactions contemplated hereby, and in obtaining the transfer of or issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own the Properties following the Closing.

7.           Title Matters.

(a)           Title Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Net Revenue Interest” means Seller’s interest in oil, gas and other hydrocarbons produced, saved and sold from the Land covered by the Leases set forth in Exhibit A, after giving effect to all valid landowners’ royalties, overriding royalties, production payments and similar burdens.

(ii)          “Title Basket” means the aggregate amount of the Title Defect Values for each Title Defect described by Buyer in the Title Defect Notice for which each Title Defect Value exceeds the Title Threshold (or, if the Title Threshold Overall Limit has been satisfied, all subsequent Title Defects described by Buyer in a Title Defect Notice). Notwithstanding anything to the contrary, the Title Basket shall not include any individual Title Defect Value which is less than the Title Threshold, except if the Title Threshold Overall Limit has been satisfied.

(iii)         [RESERVED]

(iv)         “Title Defect” means, with respect to Seller’s interest in any of the Properties, on a property by property basis, any lien, encumbrance, defect of title or lack of enforceability, excluding the Permitted Encumbrances (described in Section 7(b) below), including those that: (A) increases the Working Interest of Seller in any Lease or Well to greater than the Working Interest set forth on Exhibit A (unless Seller’s Net Revenue Interest therein is increased in the same proportion); (B) diminish the Net Revenue Interest of Seller in any Lease or Well to less than the Net Revenue Interest as set forth on Exhibit A; (C) result in a number of net leasehold acres owned by Seller that is less than the number set forth on Exhibit A for the applicable Property; or (D) result in a gap in easements or rights-of-way required for the construction, commissioning, start-up and operation of the Pipeline.

(v)          “Title Defect Value” means, with respect to an individual Title Defect, the amount by which the Allocated Value of the affected Lease is reduced as a result of such Title Defect as determined in accordance herewith. In no event shall the Title Defect Value for a particular Lease exceed the lesser of the Allocated Value set forth in Schedule 3(d), or the reasonable cost to cure the Title Defect, if the cost to cure is reasonably determinable.

(vi)        “Title Threshold” means (x) with respect to each Title Defect which involves a failure of title or a Title Defect of the type described in clause (A), (B) or (C) of the definition of “Title Defect”, any Title Defect Value which is greater than Zero Dollars (US$0) and (y) with respect to any other Title Defect, any Title Defect Value which is equal to or greater than Twenty-Five Thousand Dollars (US $25,000.00). Buyer hereby disclaims, waives and releases any and all Claims against Seller arising in connection with or related to any individual Title Defect that is less than the Title Threshold, except that if the Title Defect Values for Title Defects that are individually less than the Title Threshold exceed in the aggregate Three Hundred Thousand Dollars ($300,000) (the “Title Threshold Overall Limit”), then all subsequent Title Defects identified by Buyer in a Title Defect Notice shall not be subject to the Title Threshold. Until the Title Threshold Overall Limit has been satisfied, any individual Title Defect for which the Title Defect Value less than the Title Threshold shall not be included in the Title Basket hereunder, and such Title Defect shall be deemed a Permitted Encumbrance, and accepted and assumed by Buyer

(vii)       “Working Interest” shall mean, with respect to an individual Lease, Seller’s interest in and to the leasehold estate created by such Lease set forth in Exhibit A, insofar as such leasehold interest is burdened by the obligation to bear and pay costs, without regard to any landowners’ royalties, overriding royalties, production payments or similar burdens on production.

(b)           Permitted Encumbrances.  Notwithstanding anything to the contrary, a Permitted Encumbrance shall not be deemed to be a Title Defect hereunder. For purposes of this Agreement, a “Permitted Encumbrance” shall mean any of the following:

(i)           The terms and conditions of the Leases and the Material Contracts to the extent that such Leases and Material Contracts do not decrease the Net Revenue Interest set forth on Exhibit A or increase the Working Interest set forth on Exhibit A;

(ii)          Royalties and overriding royalties burdening the Leases, but only to the extent the same do not operate to reduce the interest of Seller with respect to all oil and gas produced from the applicable Lease to less than the Net Revenue Interest for such Lease set forth in Exhibit A;

(iii)         All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance or oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(iv)        Consents to assignment and preferential purchase rights to purchase that are, in each case, set forth in the Disclosure Schedule;

(v)         Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations or any restrictions on access thereto which do not materially interfere with the oil and gas operations to be conducted on any Lease;

(vi)        Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(vii)       All rights reserved to or vested in any Governmental Authority to control or regulate any of the Properties in accordance with applicable Law;

(viii)      Liens arising under operating agreements, unitization and pooling agreements and sales contracts securing amounts not yet due;

(ix)         Materialman’s, mechanic’s, repairman’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business;

(x)          Any current period real Property Taxes not yet due and payable;

(xi)         Any question as to the legitimacy of a survey or the lack of a survey, unless a survey is required by applicable Law;

(xii)        The lack of a recorded release of any prior expired oil and gas lease covering any portion of the Lands;

(xiii)       The lack of any ancillary probate in the chain of title to a lessor’s interest covered by any of the Leases;

(xiv)       Mortgages, deeds of trust, security agreements and financing statements burdening the lessor’s interest covered by any of the Leases;

(xv)        The lack of any state or federal Leases being filed in the County offices;

(xvi)       Any tax sale in the chain of title to the oil and gas estate covered by any of the Leases;

(xvii)      The lack or restriction of surface access to the oil and gas estate covered by any of the Leases to the extent that there is access to such oil and gas estate from other lands covered by the Leases;

(xviii)     The lack of a complete chain of title to the oil and gas estate under any of the Leases from inception due to the loss or destruction of the real property records in the County in which such oil and gas estate is located;

(xix)       Claims, charges, burdens, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties which do not have an adverse effect on the ownership, operation or value of the Properties to the end that a prudent Person engaged in the oil and gas business with knowledge of all of the relevant facts and their legal bearing would be willing to accept the same; and

(xx)        Any Title Defects Buyer may have expressly waived in writing or which are deemed to have become Permitted Encumbrances under this Section 7.

(c)           Title Defect Notice.  Buyer shall deliver to Seller written notice of all Title Defects (the “Title Defect Notice”) not later than 1:00 p.m., Eastern Time, fifteen (15) days prior to the Closing Date (the “Buyer’s Notice Date”); provided, however, Buyer agrees to use Buyer’s commercially reasonable efforts in good faith to deliver to Seller a preliminary notice on or before five (5) Business Days after Buyer’s knowledge of a Title Defect. The Title Defect Notice shall set forth in reasonable detail: (i) the Lease affected by such Title Defect; (ii) the nature and basis of such Title Defect, including supporting documentation; (iii) the curative action necessary to cure such Title Defect; and (iv) Buyer’s good faith determination of the Title Defect Value. Except for any Title Defects that constitute a breach of Seller’s special warranty of title contained in the Assignments, any Title Defect that is not identified in the Title Defect Notice by the Buyer’s Notice Date shall thereafter be deemed a Permitted Encumbrance, Buyer shall accept and assume such Title Defects and the Permitted Encumbrances, and Buyer hereby disclaims, waives and releases any and all Claims against Seller arising in connection with or related to such Title Defects and the Permitted Encumbrances.

(d)           Title Defect Remedies.  On or before 1:00 p.m., Eastern Time, seven (7) days prior to the Closing Date (“Seller’s Response Date”), Seller shall deliver to Buyer written notice of Seller’s response to Buyer’s Title Defect Notice. The Parties shall enter into good faith negotiations, and shall attempt to agree on the existence of the Title Defects, the Title Defect Values and the appropriate resolution thereof.  If the Parties cannot reach a mutually acceptable agreement on or before three (3) Business Days after receipt by Buyer of Seller’s response, on or before the Closing, the following remedies shall apply:

(i)           Prior to Closing, Seller shall have the right, but not the obligation, to cure any Title Defects asserted in the Title Defect Notice, at Seller’s sole cost and expense, to Buyer’s reasonable satisfaction.

(ii)          If a Title Defect consists of a reduction in the Net Revenue Interest for a Lease or Well from the Net Revenue Interest set forth in Exhibit A, the Title Defect Value for such Title Defect shall be equal to the product of the Allocated Value for such Lease set forth on Schedule 3(d) multiplied by the fraction, the numerator of which shall be equal to the difference between the Net Revenue Interest actually owned by Seller and the Net Revenue Interest set forth in Exhibit A, and the denominator of which shall be equal to the Net Revenue Interest for such Lease or Well set forth in Exhibit A.

(iii)         If a Title Defect results in a number of net leasehold acres owned by Seller that is less than the number set forth on Exhibit A for the applicable Property, the Title Defect Value for such Title Defect shall be equal to the product of: (A) the shortfall net leasehold acres, times (B) the applicable per net leasehold acre Allocated Value for such Property set forth in Schedule 3(d).

(iv)         To the extent there are any mechanic’s or materialmen’s liens (the “Mechanic’s Liens”) filed against any of the Properties for delinquent, unpaid amounts due and owing by Seller, the Parties shall agree upon a reasonable amount that may be deducted by Buyer from the Purchase Price pursuant to Section 3(b)(ii) above, and Buyer shall acquire and assume the Properties subject to and burdened by the Mechanics Liens.

(v)          If a Title Defect involves something other than the matters covered by Sections 7(d)(ii), (iii) and (iv), and such Title Defect is not cured prior to Closing in accordance with Section 7(d)(i), then the Parties shall agree to a reduction in the Purchase Price reasonably attributable to such Title Defect.  If such agreement is not reached prior to Closing, either Buyer or Seller shall have the right to withdraw from the purchase and sale under this Agreement the applicable Properties (”Withdrawn Properties”). At the Closing: (A) Seller shall except and reserve such Withdrawn Properties from the Assignments; and (B) the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of the Withdrawn Properties. Each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such Withdrawn Properties.

(vi)         Buyer may waive the Title Defect in which case the Purchase Price shall not be reduced and Seller shall have no further liability for the Title Defect.

(e)           Post-Closing Curative.  Buyer agrees that, from and after the Closing until one hundred and eighty (180) days after the Closing Date (the “Post-Closing Date”), except as expressly stated herein, Seller shall not acquire, directly or indirectly, any right, title and interest in, to or under the Land covered by the Withdrawn Properties. Seller shall have the right, but not the obligation, to cure any Title Defects affecting any of the Withdrawn Properties, at Seller’s sole cost and expense, on or before the Post-Closing Date. Buyer shall use Buyer’s commercially reasonable efforts in good faith to assist Seller with such post-closing curative. Seller shall promptly deliver to Buyer written notice of such curative along with pertinent information reasonably necessary to document such curative. Such curative shall be reasonably acceptable to Buyer.  Seller shall have the right, but not the obligation, to cause Buyer to purchase from Seller such cured Withdrawn Properties for their Allocated Value by written notice delivered to Buyer on or before ten (10) days after the Post-Closing Date. In addition, Buyer shall have the right, but not the obligation, to cause Seller to sell to Buyer such cured Withdrawn Properties for their Allocated Value by written notice delivered to Seller on or before ten (10) days after the Post-Closing Date.  Upon receipt by Buyer of an executed and acknowledged recordable assignment (substantially in the form of the Assignments) covering such cured Withdrawn Properties, Buyer shall promptly pay to Seller an amount equal to the Allocated Value of such cured Withdrawn Properties.

(f)            Termination.  If the aggregate amount of: (i) the Title Defect Values for all of the Title Defects asserted in the Title Defect Notice (including all of the Properties withdrawn from the purchase and sale under this Agreement pursuant to Section 7(d)(v) above); (ii) the Remediation Values for all Environmental Defects asserted by Buyer in the Environmental Defect Notice (including all of the Properties withdrawn from the purchase and sale under this Agreement pursuant to Section 8(e)(iii) below); and (iii) for all corrective actions with respect to Casualty Events pursuant to Section 9(b) below, exceeds seven and one-half percent (7.5%) of the unadjusted Purchase Price, then either Party may terminate this Agreement by written notice delivered to the other Party on or before the Closing. If this Agreement is terminated pursuant to this Section, the Escrow Agent shall promptly deliver to Buyer the Deposit (and all interest thereon, if any) as Buyer’s sole and exclusive remedy, and each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such termination.

(g)           Exclusive Remedy.  Notwithstanding anything to the contrary herein, except for the special warranty contained in the Assignments, this Section 7 shall be Buyer’s sole and exclusive remedy against Seller for Title Defects described in the Title Defect Notice, and Buyer waives, releases and disclaims all Claims and remedies against Seller arising in connection with or related to such Title Defects.

8.           Environmental Matters.

(a)           Environmental Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Environmental Basket” means the aggregate amount of the Remediation Values for each Environmental Defect described by Buyer in an Environmental Defect Notice for which each Remediation Value exceeds the Environmental Threshold (or, if the Environmental Threshold Overall Limit has been satisfied, all subsequent Environmental Defects described by Buyer in an Environmental Defect Notice). Notwithstanding anything to the contrary, the Environmental Basket shall not include any individual Remediation Value which is less than the Environmental Threshold, except if the Environmental Threshold Overall Limit has been satisfied.

(ii)          [RESERVED]

(iii)         “Environmental Defect” means, with respect to Seller’s interest in any of the Properties, on a property by property basis, any contamination or condition resulting from any discharge, release, disposal, production, storage, treatment, or any other activities in, on, under or from the Land, or the migration or transportation from other lands to the Land, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances which is not permanently authorized by permit or applicable Environmental Laws or for which remedial or corrective action is presently required.

(iv)        “Environmental Laws” means any and all applicable Law relating to the protection of the environment, health or human safety, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act, and the Oil Pollution Act of 1990, as well as any federal, state and local Law governing the same, similar or related matters.

(v)         “Environmental Threshold” means any Remediation Value for an Environmental Defect which is equal to or greater than Twenty-Five Thousand Dollars (US $25,000.00).  Buyer hereby disclaims, waives and releases any and all Claims against Seller arising in connection with or related to any individual Environmental Defect for which the Remediation Value is less than the Environmental Threshold, except that if the Remediation Values for Environmental Defects that are individually less than the Environmental Threshold exceed One-Hundred Thousand Dollars ($100,000.00) in the aggregate (the “Environmental Threshold Overall Limit”), then all subsequent Environmental Defects identified by Buyer in an Environmental Defect Notice shall not be subject to the Environmental Threshold.  Until the Environmental Threshold Overall Limit has been satisfied, any individual Environmental Defect for which the Remediation Value is less than the Environmental Threshold shall not be included in the Environmental Basket hereunder, and such Environmental Defect shall be accepted and assumed by Buyer.

(vi)        “NORM” means Naturally Occurring Radioactive Material.

(vii)       “Remediation Value” means, with respect to an individual Environmental Defect, the reasonable cost to remediate such Environmental Defect as determined in accordance herewith. In no event shall the Remediation Value for a particular Lease exceed the lesser of the Allocated Value set forth in Schedule 3(d), or the reasonable cost to remediate such Environmental Defect, if the cost to cure is reasonably determinable.

(b)           Acknowledgements.  Buyer hereby acknowledges and agrees as follows:

(i)           Buyer has entered into this Agreement on the basis of Buyer’s own investigation of the physical condition of the Properties, including surface and subsurface conditions.

(ii)          Buyer acknowledges that the Land has been used to explore for, develop and produce oil and gas, and for the disposal of produced water, and that spills of crude oil, produced water, wastes, hazardous substances, and other materials may have occurred thereon. Physical changes to the Properties may have occurred as a result of such use.

(iii)         Low levels of NORM may be present at some locations. NORM is a natural phenomena associated with many oil fields in the U.S. and throughout the world. Buyer will make its own determination on this matter.

(iv)         Except as specifically provided elsewhere in this Agreement, upon the Closing, Buyer shall assume the risk that the Properties may contain wastes or contaminants and that adverse physical conditions, including the presence of wastes or contaminants, may not have been revealed by Seller’s or Buyer’s investigation.

(v)          Except as specifically provided elsewhere in this Agreement, upon the Closing, Buyer shall assume all responsibility and liability arising in connection with or related to disposal, spills, waste and contamination in, on or under the Properties attributable to the periods of time both before and after the Effective Time.

(c)           Environmental Assessment.  After the execution of this Agreement, subject to Section 6(a) above, Buyer shall have the opportunity to conduct, at Buyer’s sole risk, cost and expense, an environmental assessment of the Properties. Seller shall provide reasonable access for this purpose to the Properties operated by Seller.  For any of the Properties that are not operated by Seller, Buyer, with the assistance of Seller, shall contact the operator of any such non-operated Properties with respect to access thereto. Buyer, and Buyer’s representatives and agents, shall comply with the operator’s environmental and safety rules and policies while performing any environmental assessment on the Properties. Buyer agrees that Buyer, and Buyer’s representatives and agents, shall not disclose to third parties any information obtained in its environmental assessment unless agreed to in writing by Seller, or such information is otherwise publicly available, or such disclosure is expressly required by applicable Law, or is compelled pursuant to legal process of any court or Governmental Authority. With respect to information that is not otherwise publicly available, Buyer shall notify Seller in advance of any such disclosure, and shall furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to third parties. As soon as possible after Buyer’s receipt thereof, Buyer shall deliver to Seller copies of all reports, data, analysis, test results, remediation cost estimates, and recommended remediation procedures or other information concerning or derived from Buyer’s environmental assessment.

(d)           Environmental Defect Notice.  On or before Buyer’s Notice Date, Buyer shall deliver to Seller written notice (the “Environmental Defect Notice”) of all Environmental Defects; provided, however, Buyer agrees to use Buyer’s commercially reasonable efforts in good faith to deliver to Seller a preliminary notice on or before three (3) Business Days after Buyer’s knowledge of an Environmental Defect. The Environmental Defect Notice shall set forth in reasonable detail: (i) the Properties with respect to which a claimed Environmental Defect is asserted; (ii) the nature of such claimed  Environmental Defect; (iii) Buyer’s good faith proposal of the remediation required to comply with applicable Environmental Laws; and (iv) Buyer’s good faith determination of the Remediation Value for each claimed Environmental Defect. Except as provided elsewhere in this Agreement, Buyer hereby disclaims, waives and releases any and all Claims against Seller arising in connection with or related to Environmental Defects not set forth in the Environmental Defect Notice by the Buyer’s Notice Date, regardless of when discovered or when created, and such Environmental Defects shall be accepted and assumed by Buyer.

(e)           Environmental Remedies.  On or before Seller’s Response Date, Seller shall deliver to Buyer Seller’s written response to Buyer’s Environmental Defect Notice (“Environmental Response”). Seller’s Environmental Response shall include: (i) the specific reason(s) that Seller disagrees with the identification of the condition as an Environmental Defect and/or with Buyer’s Remediation Value; (ii) Seller’s proposed alternative calculation of the Remediation Value for each claimed Environmental Defect; and (iii) any other basis for Seller’s disagreement. The Parties shall enter into good faith negotiations, and shall attempt to agree on the existence of the Environmental Defects, the Remediation Values and the appropriate resolution thereof.  If the Parties cannot reach agreement concerning either the existence of an Environmental Defect and the Remediation Values on or before three (3) Business Days after Buyer’s receipt of Seller’s Environmental Response, then on or before the Closing, the Buyer and Seller shall proceed as follows:

(i)           Prior to Closing, Seller shall have the right, but not the obligation, to remediate any Environmental Defects asserted in the Environmental Defect Notice, at Seller’s sole cost and expense, to Buyer’s reasonable satisfaction.

(ii)          Buyer shall have the right, but not the obligation, to accept and assume the Properties subject to the Environmental Defects, and the Purchase Price shall be decreased by the Remediation Values for such Properties.

(iii)         Either Buyer or Seller shall have the right to withdraw from the purchase and sale under this Agreement the Properties affected by such Environmental Defects, and such Properties shall be deemed to be Withdrawn Properties hereunder. At the Closing: (A) Seller shall except and reserve the Withdrawn Properties from the Assignments and (B) the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of the Withdrawn Properties. Each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such Withdrawn Properties.

(iv)        Buyer may waive the Environmental Defect in which case the Purchase Price shall not be reduced, and Seller shall have no further liability for such Environmental Defect.

(f)            Post-Closing Remediation.  Seller shall have the right, but not the obligation, to remediate any Environmental Defects affecting any of the Withdrawn Properties, at Seller’s sole cost and expense, on or before the Post-Closing Date. Seller shall promptly deliver to Buyer written notice of such remediation along with pertinent information reasonably necessary to document such remediation. Such remediation shall be reasonably acceptable to Buyer.  Seller shall have the right, but not the obligation, to cause Buyer to purchase from Seller such remediated Withdrawn Properties for their Allocated Value by written notice delivered to Buyer on or before ten (10) days after the Post-Closing Date. In addition, Buyer shall have the right, but not the obligation, to cause Seller to sell to Buyer such remediated Withdrawn Properties for their Allocated Value by written notice delivered to Seller on or before ten (10) days after the Post-Closing Date. Upon receipt by Buyer of an executed and acknowledged recordable assignment (substantially in the form of the Assignments) covering such remediated Withdrawn Properties, Buyer shall promptly pay to Seller an amount equal to the Allocated Value of such remediated Withdrawn Properties.

(g)           Termination.  If the aggregate amount of: (i) the Remediation Values for all Environmental Defects asserted by Buyer in the Environmental Defect Notice (including all of the Properties withdrawn from the purchase and sale under this Agreement pursuant to Section 8(e)(iii) below); (ii) the Title Defect Values for all of the Title Defects asserted in the Title Defect Notice (including all of the Properties withdrawn from the purchase and sale under this Agreement pursuant to Section 7(d)(v) above); and (iii) for all corrective actions with respect to Casualty Events pursuant to Section 9(b) below, exceeds seven and one-half percent (7.5%) of the unadjusted Purchase Price, then either Party may terminate this Agreement by written notice delivered to the other Party on or before the Closing. If this Agreement is terminated pursuant to this Section, the Escrow Agent shall promptly deliver to Buyer the Deposit (and all interest thereon, if any) as Buyer’s sole and exclusive remedy, and each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such termination.

(h)           Exclusive Remedy.  Notwithstanding anything to the contrary herein, this Section 8 shall be Buyer’s sole and exclusive remedy against Seller for Environmental Defects described in the Environmental Defect Notice, and Buyer hereby disclaims, waives, and releases any and all Claims against Seller arising in connection with or related to such Environmental Defects.

9.           Casualty Loss.

(a)           Risk of Loss.  Buyer shall assume all risk of loss with respect to: (i) changes in commodities prices, credit markets, and other market factors or conditions; (ii) changes in production characteristics including production declines, depletion, watering out, collapsed casing, sand infiltration, seismic activity or other similar adverse changes; and (iii) normal wear and tear.

(b)           Casualty Loss.  Prior to the Closing, if a portion of the Properties are destroyed by fire or other casualty (excluding normal wear and tear, and changes in production characteristics), or if a portion of the Properties is taken or threatened to be taken in condemnation or under the right of eminent domain (collectively, a “Casualty Event”), Seller shall promptly deliver to Buyer written notice of such Casualty Event with reasonable detail of the nature of such Casualty Event, and Seller’s good faith proposal for the appropriate corrective action with respect thereto including any environmental remediation required pursuant to applicable Environmental Laws. For purposes of this Section, the “Casualty Loss” shall be equal to the lesser of the cost of such appropriate corrective action, and the Allocated Value of the Properties affected by such Casualty Event; provided, however, that, notwithstanding anything to the contrary herein, any individual Casualty Loss which is less than One Hundred Thousand Dollars (US $100,000.00) (the “Casualty Threshold”) shall not be deemed an Casualty Event hereunder. Buyer hereby disclaims, waives and releases any and all Claims against Seller arising in connection with or related to any individual Casualty Loss which is less than the Casualty Threshold, and such Casualty Loss shall be accepted and assumed by Buyer.

(c)           Casualty Remedies.  Seller shall have the right, but not the obligation, to elect to remedy any Casualty Loss prior to the Closing. If Seller elects to remedy such Casualty Loss prior to the Closing, Seller shall repair or replace any property damaged, destroyed or taken by such Casualty Event with property of a similar nature and kind reasonably acceptable to Buyer. If such Casualty Event results in any Environmental Defect, such remedy by Seller hereunder shall include remediation of such Environmental Defect to Buyer’s reasonable satisfaction. If Seller remedies such Casualty Loss prior to the Closing to the reasonable satisfaction of Buyer, there shall be no adjustment to the Purchase Price. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Event without the prior written consent of Buyer. If the Closing occurs with respect to any of the Properties affected by a Casualty Event, Seller shall assign to Buyer the proceeds of any insurance coverage or condemnation award attributable to such affected Properties. Notwithstanding anything to the contrary herein, either Party shall have the right, but not the obligation, to elect to withdraw from the purchase and sale hereunder any of the Properties affected by such Casualty Event by written notice delivered to the other Party on or before the Closing, and such Properties shall be deemed to be Withdrawn Properties hereunder. At the Closing: (A) Seller shall except and reserve the Withdrawn Properties from the Assignments and (B) the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of the Withdrawn Properties. Each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such Withdrawn Properties. If Seller does not remedy a Casualty Loss prior to the Closing to the reasonable satisfaction of Buyer, and the affected Properties are not withdrawn from the purchase and sale hereunder, the Purchase Price shall be reduced by Casualty Loss, less the proceeds of any insurance coverage or condemnation award attributable to such affected Properties received by Buyer.

(d)           Post-Closing Remedies.  Seller shall have the right, but not the obligation, to remedy any Casualty Loss affecting any of the Withdrawn Properties, at Seller’s sole cost and expense, on or before the Post-Closing Date. Seller shall promptly deliver to Buyer written notice of such remedy along with pertinent information reasonably necessary to document such remedy. Such remedy shall be reasonably acceptable to Buyer. Seller shall have the right, but not the obligation, to cause Buyer to purchase from Seller such remedied Withdrawn Properties for their Allocated Value by written notice delivered to Buyer on or before ten (10) days after the Post-Closing Date. In addition, Buyer shall have the right, but not the obligation, to cause Seller to sell to Buyer such remedied Withdrawn Properties for their Allocated Value by written notice delivered to Seller on or before ten (10) days after the Post-Closing Date. Upon receipt by Buyer of an executed and acknowledged recordable assignment (substantially in the form of the Assignments) covering such remedied Withdrawn Properties, Buyer shall promptly pay to Seller an amount equal to the Allocated Value of such remedied Withdrawn Properties.

(e)           Casualty Termination.  If the aggregate amount of: (i) the adjustments to the Purchase Price for Casualty Events pursuant to this Section, (ii) the Title Defect Values for all of the Title Defects asserted in the Title Defect Notice (including all of the Properties withdrawn from the purchase and sale under this Agreement pursuant to Section 7(d)(v) above); and (iii) the Remediation Values for all Environmental Defects asserted by Buyer in the Environmental Defect Notice (including all of the Properties withdrawn from the purchase and sale under this Agreement pursuant to Section 8(e)(iii) above), exceeds seven and one-half percent (7.5%) of the unadjusted Purchase Price, then either Party may terminate this Agreement by written notice delivered to the other Party on or before the Closing. Upon such termination, the Escrow Agent shall promptly deliver to Buyer the Deposit (and all interest thereon, if any) as Buyer’s sole and exclusive remedy, and each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such termination.

(f)            Casualty Disputes. The Parties may submit to binding arbitration pursuant to Section 21(j) below any dispute with respect to the existence of a Casualty Event, the Casualty Loss, and the appropriate resolution thereof; provided, however, that, notwithstanding anything in this Agreement to the contrary, the arbitrator shall be a licensed petroleum engineer with a minimum of ten (10) years of experience in the oil and gas industry.

10.         Preferential Rights and Consents.  Seller shall mail all required notices with respect to preferential purchase rights and consents to assignment as soon as possible after this Agreement is executed by the Parties, but in no event shall Seller send out such notices later than seven (7) days after execution of this Agreement by the Parties. The Parties shall use their commercially reasonable efforts in good faith to obtain such waivers of preferential rights and consents to assignment.  In the event that any such preferential purchase right is timely exercised prior to the Closing, the applicable Properties shall cease to be a part of this transaction, and the Purchase Price for the Properties shall be reduced by the Allocated Value of the applicable Properties.  In the event that any such consent is not obtained prior to Closing, to the extent requested by Buyer, the applicable Properties shall be excluded from the Closing, the Purchase Price shall be reduced by the Allocated Value of the applicable Properties, and each such Property shall be conveyed to Buyer if the applicable consent is obtained within 120 days after Closing, at which time Buyer shall pay Seller the Allocated Value of such Property.

11.         Conditions Precedent to the Obligations of Seller to Close.  The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in Seller’s sole discretion) before or at the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing; and Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Buyer at or prior to the Closing. If, at or prior to the Closing, Seller has knowledge that Buyer is in breach of any part of this Agreement, Seller shall disclose such breach to Buyer to afford Buyer an opportunity to remedy or cure the same within ten (10) days of the date on which Seller advised Buyer of such breach. If Seller notifies Buyer of such breach at the Closing, the Closing shall be delayed for up to ten (10) days to give Buyer an opportunity to cure the breach and such delay shall not be a breach under this Agreement or entitle Buyer or Seller to any damages.

(b)           No Litigation.  There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement (other than by Seller or any of Seller’s affiliates) or seeking substantial damages against Seller in connection therewith.

(c)           Closing Obligations.  Buyer shall contemporaneously perform its closing obligations under Section 13 below.

12.         Conditions Precedent to the Obligations of Buyer to Close.  The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in Buyer’s sole discretion) before or at the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties by Seller set forth in this Agreement shall be true and correct for representations and warranties qualified by materiality, and true and correct in all material respects for representations and warranties not qualified by materiality, in each case, at and as of the Closing; and Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Seller at or prior to the Closing. If, at the Closing, Buyer has knowledge that Seller is in breach of any part of this Agreement, Buyer shall disclose such breach to Seller to afford Seller an opportunity to remedy or cure the same within ten (10) days of the date on which Buyer advised Seller of such breach. If Buyer notifies Seller of such breach of the Closing, the Closing shall be delayed for up to ten (10) days to give Seller an opportunity to cure the breach, and such delay shall not be a breach of this Agreement or entitle Buyer or Seller to any damages.

(b)           No Litigation.  There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement (other than by Buyer or any of Buyer’s affiliates) or seeking substantial damages against Buyer in connection therewith.

(c)           Closing Obligations.  Seller shall contemporaneously perform its closing obligations under Section 13 below.

13.         Closing.  The purchase and sale of the Properties pursuant to this Agreement shall be consummated at a closing (the “Closing”), to be held at the offices of counsel to Mega in Denver, Colorado, on or before December 1, 2010, unless such date is extended in accordance with the provisions hereof (the “Closing Date”).

(a)           Preliminary Settlement Statement.  Seller shall prepare and deliver to Buyer on or before five (5) days prior to the Closing Date a statement (the “Preliminary Settlement Statement”) setting forth the proposed adjustments to the Purchase Price (the “Preliminary Amount”) provided in Section 3 above. The Preliminary Amount will be based upon actual amounts, if known on the date thereof, or estimates based upon the best information then available. Seller shall prepare the Preliminary Settlement Statement in accordance with this Agreement and with generally accepted accounting principles customarily applied in the oil and gas industry.

(b)           Closing Deliverables.  At the Closing, the following events shall occur, each event under the control of one Party being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

(i)           Seller shall execute, acknowledge and deliver to Buyer an assignment, conveyance and bill of sale of the Properties, excepting and reserving unto Seller the Excluded Assets, in the form of Exhibit H hereto, in sufficient counterparts for recordation (the “M/S Assignment”). The M/S Assignment shall contain a special warranty of title against liens, encumbrances and defects of title arising by, through or under Seller, but not otherwise, subject to the Permitted Encumbrances. Seller shall execute, acknowledge and deliver to Buyer an assignment, conveyance and bill of sale from each of: (i) Helm Energy, LLC; (ii) Mega Opportunities, LLC; (iii) Switchback Argentina; (iv) Tioga Oil & Gas; and (v) Blue Sky Power, LLC, in each case, with respect to such party’s interest in the Properties, excepting and reserving unto such party the Excluded Assets, in the form of Exhibit H hereto, in sufficient counterparts for recordation (each, a “Beneficial Owner Assignment” and, collectively with the M/S Assignment, the “Assignments”). Each Beneficial Owner Assignment shall contain a special warranty of title against liens, encumbrances and defects of title arising by, through or under such party thereto, but not otherwise, subject to the Permitted Encumbrances. Notwithstanding anything to the contrary, except for the express representations and warranties of Seller set forth in Section 4 above and in the Assignments, the Properties shall be assigned “AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT RECOURSE,” AND THE PARTIES EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Each of the Assignments shall contain an express assumption by Buyer pursuant to which Buyer shall assume and agree to be bound by all of the terms and conditions of the Leases, the Surface Rights and the Material Contracts.

(ii)          Unless Buyer has reasonably objected to the Preliminary Amount  (in which case, Closing shall be delayed until such dispute is resolved), at Closing, Buyer shall deliver to Seller the Preliminary Amount in immediately available funds by wire transfer to an account designated by Seller, less the Deposit and the Allocated Value of the Withdrawn Properties.  Following Closing, the Deposit shall be held by the Escrow Agent in the Escrow Account for Claims by Buyer for any amounts due by Seller to Buyer for indemnification by Seller pursuant to Section 17.  Notwithstanding anything in this Agreement to the contrary, following Closing, 100% of the Deposit shall be available to satisfy indemnification claims by Buyer against either or both of Mega and Saga, and the Deposit shall not be deemed to be only proportionately available with respect to claims against one or the other.  To the extent there are any Mechanic’s Liens filed against the Properties for delinquent, unpaid amounts due and owing by Seller, the Purchase Price shall be reduced in accordance with Section 7(d)(iii)(D) above, and Buyer shall accept and acquire the Properties subject to and burdened by such Mechanics Liens.

(iii)         On or before the Closing, Seller will disclose to Buyer the identity of all purchasers of production from the Properties. Seller and Buyer shall execute and deliver division orders, change of operator forms, transfer orders or letters in lieu thereof prepared by Buyer, subject to Seller’s approval, directing all purchasers of the Production from the Properties to make payment of proceeds attributable to such Production occurring on or after the Effective Time to Buyer.

(iv)         Seller shall execute and deliver a Non-Foreign Affidavit in the form attached hereto as Exhibit I.

14.         Post-Closing Adjustments.  On or before the Post-Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment to the Adjusted Purchase Price in accordance with Section 3 above. Seller shall prepare the Final Settlement Statement in accordance with this Agreement, and with generally accepted accounting principles customarily applied in the oil and gas industry. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall have the right, but not the obligation, to deliver to Seller written notice of any objections to any adjustments in the Final Settlement Statement. Buyer’s notice shall specifically describe any objectionable adjustments including the nature and extent of such objections, along with supporting documentation thereof. If Buyer fails to deliver written notice of such objections within said time period, the adjustments in the Final Settlement Statement shall be deemed conclusively to be final and binding upon the Parties. If Buyer delivers written objections within said time period, the Final Settlement Statement shall be deemed conclusively to be final and binding with respect to all adjustments other than those specifically described in Buyer’s written objections. Buyer and Seller shall use their reasonable efforts in good faith to confer and resolve any objections on or before fifteen (15) days after Seller’s receipt of Buyer’s notice of objections. If Buyer and Seller resolve all objections, the adjusted Final Settlement Statement and the Adjusted Purchase Price shall be deemed conclusively to be final and binding upon the Parties. Any adjustments not resolved within said 15-day time period shall, at either Party’s request, be resolved by binding arbitration pursuant to Section 21(j) below. With respect to any adjustments in the Final Settlement Statement, the “Settlement Date” shall be the date upon which such adjustments are deemed final and binding hereunder. If the Adjusted Purchase Price is more than the Preliminary Amount, Buyer shall pay Seller the amount of such difference. If the Adjusted Purchase Price is less than the Preliminary Amount, Seller shall pay Buyer the amount of such difference. Any such payment by Buyer or Seller hereunder shall be paid by wire transfer in immediately available funds on or before five (5) days after the Final Settlement Date.

15.         Post-Closing Covenants.

(a)           Recording and Sales Tax.  Buyer shall, as soon as practicable, record counterparts of the Assignments in the appropriate offices of the state and counties in which the lands covered by such instrument are located. Buyer shall deliver promptly to Seller true and accurate photocopies of the Assignments with the recording information thereon on or before thirty (30) days after recordation.  Buyer shall promptly pay to the appropriate Governmental Authority all recording, filing, stamp, registration, documentary, real property transfer and other similar taxes and fees incurred or imposed in connection with this Agreement and the transactions contemplated hereby (collectively, the “Recording Costs”).  As noted in Section 3(i), the sale of the Equipment is exempt from West Virginia sales and use taxes as an isolated transaction and, accordingly, such taxes are not being collected in connection with the sale of the Equipment pursuant to this Agreement.

(b)           Records.  As soon as reasonably practicable after the Closing, Seller shall deliver to Buyer, at Seller’s address or at such other place as any of same may be kept, copies of the Records, at Seller’s sole cost and expense.

(c)           Suspense Funds.  Seller is transferring to Buyer suspense funds held by Seller, or by any third party on behalf of Seller, which are attributable to the period prior to the Effective Time for the benefit of the royalty, overriding royalty interest and working interest owners with respect to the Properties.

(d)           Assumption.  As of the Closing, Buyer shall assume all duties, obligations and liabilities arising in connection with or related to the Properties from and after the Closing including: (i) the Leases, the Wells, the Equipment, the Surface Rights, the Material Contracts, and other contracts or agreements affecting the Properties or relating to the ownership or operation of the Properties; and (ii) for the plugging and abandonment of the Wells, and the restoration and remediation of the Land in connection therewith in accordance with all applicable Law.

16.         Operations.  The Parties acknowledge and agree that Seller cannot and does not represent, warrant or covenant that Buyer shall become successor operator of all or any portion of the Properties because Seller may not own one hundred percent (100%) of the Properties, or portions thereof may be subject to operating, unit, pooling, communization or other agreements which control the appointment of a successor operator. Seller shall use Seller’s commercially reasonable efforts in good faith to assist Buyer with becoming successor operator. Buyer shall promptly file all appropriate forms and declarations or bonds with federal and state agencies necessary for Buyer’s to assume operations hereunder. For all of the Properties operated by Seller in which Buyer (or Buyer’s designee) is elected successor operator, Seller shall execute and deliver, or cause Seller’s affiliates to execute and deliver, to Buyer on the Closing Date (or such date as Buyer and Seller may otherwise agree), and Buyer shall promptly file, the appropriate forms with the applicable regulatory agency transferring operatorship of such Properties to Buyer.

17.         Indemnities.  “Claims” shall mean any and all claims, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees).

(a)           Seller’s Indemnification.  Except for matters covered by Buyer’s environmental indemnification in Section 17(c) below, and subject to the monetary limitation in Section 17(e) below and the time limitation in Section 17(f) below, Seller shall indemnify, defend and hold harmless Buyer, and Buyer’s affiliates, investment bankers, brokers, accountants, attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives, from and against any and all Claims attributable to the Properties on or prior to the Closing Date, or that are attributable to a breach by Seller of any of Seller’s representations, warranties or covenants hereunder.

(b)           Buyer’s Indemnification.  Except for matters covered by Seller’s indemnification obligations described in Section 17(a) above, Buyer shall indemnify, defend and hold harmless Seller, and Seller’s affiliates, investment bankers, brokers, accountants, attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives (collectively, “Seller Group”), from and against any and all Claims attributable to the Properties after the Closing Date, or that are attributable to a breach by Buyer of any of Buyer’s representations, warranties or covenants hereunder.

(c)           Buyer’s Environmental Indemnification.  Except for Claims attributable to a breach by Seller of any of Seller’s representations, warranties or covenants hereunder, and Claims relating to releases, discharges, spills, treatment, storage and disposal in, on or under lands other than the Properties, Buyer shall indemnify, defend and hold harmless Seller Group from and against any and all Claims arising in connection with or related to any contamination or condition resulting from any release, discharge, spill, production, treatment, storage or disposal, or the migration or transportation from other lands, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances, attributable to the Properties both before and after the Closing Date (including environmental response, remediation and restoration costs, or any other costs related to environmental damage, including damages to natural resources).

(d)           Monetary Damages.  Seller and Buyer acknowledge and agree that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for any and all Claims of breach of representation, warranty or covenant contained herein, or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller hereby waive, disclaim and release any and all rights to rescind this Agreement or any of the transactions contemplated hereby after the Closing.

(e)           Monetary Limitation.  Seller shall not be obligated to indemnify Buyer for any Claim pursuant to Section 17(a) above except to the extent that such Claim exceeds Fifty Thousand (US $50,000.00) (the “Claim Deductible”).  The Parties acknowledge and agree that it is the intent of the Parties that this Claim Deductible shall be a deductible and not a threshold, and Seller’s indemnity pursuant to Section 17(a) above shall cover and include that portion of the Claims in excess of the Claim Deductible only. Notwithstanding anything to the contrary, Buyer’s right to indemnification by Seller pursuant to Section 17(a) above shall be limited to and shall not exceed ten percent of the unadjusted Purchase Price (the “Monetary Limitation”).  Seller shall have the right to distribute that portion of the Purchase Price received by Seller to Seller’s shareholders, members and/or partners from and after the Closing, except that the Escrow Agent shall retain the Deposit during the time period described in Section 17(f) below.  All claims by Buyer for indemnification by Seller shall be paid by the Escrow Agent to Buyer from the Deposit only in accordance with the written instructions of Buyer and Seller or pursuant to an arbitral award or court order; provided, however, the Parties acknowledge and agree that Buyer shall have the right to recover damages from Seller for any amount due and owing to Buyer pursuant to this Section 17 that is in excess of the amount of the Deposit, subject to the Monetary Limitation.  The Parties shall submit to binding arbitration pursuant to Section 21(j) below all disputes regarding the validity and amount of any Claims for indemnification hereunder, and the proper resolution thereof. The Claim Deductible and the Monetary Limitation shall not apply to any Claims by Buyer arising from Seller’s intentional or willful misrepresentation of a material fact contained in this Agreement, the exhibits and schedules hereto, or the Records which misrepresentation constitutes intentional fraud pursuant to applicable Law.

(f)            Time Limitation.  Any Claims by Buyer for indemnification by Seller hereunder shall be made by written notice delivered to Seller on or before nine (9) months after the Closing Date (the “Indemnity Deadline”), except that Claims by Buyer for indemnification (x) for taxes may be made by written notice delivered to Seller on or before the date that is thirty (30) days after the expiration of the applicable statute of limitations with respect to the tax matter for which indemnification is sought and (y) relating to personal injury, death or property damage may be made without time limit.  Notwithstanding anything to the contrary: (i) no Claims by Buyer for indemnification by Seller hereunder may be brought after the Indemnity Deadline, if applicable; and (ii) Seller’s applicable indemnification obligations under this Section 17 shall terminate and expire automatically on the Indemnity Deadline; provided, however, for any Claims asserted in good faith by Buyer for indemnification by Seller for which Buyer has delivered to Seller written notice on or before the Indemnity Deadline, Seller’s indemnification obligation under this Section 17 shall remain in full force and effect until the final resolution of such Claims.  Upon the later of the Indemnity Deadline and the final resolution of any Claims asserted in good faith by Buyer for indemnification by Seller for which Buyer has delivered to Seller written notice on or before the Indemnity Deadline, the Escrow Agent shall promptly deliver to Seller the balance of the Deposit, and all interest accrued thereon, remaining after the payment of all amounts due Buyer hereunder. Notwithstanding anything to the contrary herein, upon the Indemnity Deadline, if the Deposit, and all interest thereon, are in excess of the aggregate amount of all Claims asserted in good faith by Buyer for indemnification by Seller hereunder, the Escrow Agent shall promptly deliver to Seller such excess amount.  The time limitation in this Section 17(f) shall not apply to any Claims by Buyer arising from Seller’s intentional or willful misrepresentation of a material fact contained in this Agreement, the exhibits and schedules hereto, or the Records which misrepresentation constitutes intentional fraud pursuant to applicable Law.

(g)           Compromise or Settlement.  No Party entitled to indemnification hereunder, or in connection with the transactions contemplated by this Agreement, shall settle, compromise or take any other action with respect to any Claims which may prejudice or otherwise have a material adverse effect on the ability of the Party responsible for such indemnification, or potentially liable for such Claims, to defend, compromise or settle such Claims, provided that the Party responsible for such indemnification is actively defending such Claim.

(h)           Mitigation.  A Party entitled to indemnification hereunder, or in connection with the transactions contemplated by this Agreement, shall use such Party’s reasonable efforts in good faith to mitigate all Claims promptly upon such Party’s knowledge of any event or circumstance which may reasonably be expected to give rise to any Claims indemnifiable or recoverable hereunder or in connection herewith.

(i)            Knowledge.  Neither Party shall have any obligation or liability under this Agreement, or in connection with the transactions contemplated by this Agreement, for any breach, default or noncompliance with respect to any representation, warranty or covenant contained in this Agreement if: (a) such breach, default or noncompliance shall have been waived by the other Party; or (b) only for purposes of indemnity claims pursuant to Section 17, such other Party had knowledge (as defined in Sections 4 and 5 above) of such breach, default or noncompliance at or before the Closing.

(j)            Exclusive Remedy.  If the Closing occurs, the sole and exclusive remedy of Buyer and Seller with respect to this Agreement, and the transactions contemplated hereby, shall be pursuant to the indemnification provisions of this Section 17 only. Any and all Claims for the breach of any representation, warranty or covenant contained herein, or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement, shall be subject to the provisions set forth in this Section 17. Except for the rights and remedies expressly stated in this Agreement (including the indemnification provisions of this Section 17), if the Closing occurs, each Party shall be deemed to have disclaimed, waived and released any and all rights and remedies, at law or in equity, against the other Party for any Claims arising in connection with or related to this Agreement, and the transactions contemplated hereby, including any right of contribution under any and all applicable Law.

18.         Disclaimers.

(a)           EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4 ABOVE, AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS, THE PROPERTIES ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY WARRANTY OF MERCHANTABILITY, CONDITION, SAFETY, OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER ACCEPTS THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT RECOURSE.” ALL DESCRIPTIONS OF THE PROPERTIES HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY SELLER GROUP HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER GROUP. SELLER GROUP SHALL HAVE NO LIABILITY TO BUYER FOR ANY CLAIMS CAUSED OR ALLEGED TO BE CAUSED, DIRECTLY, INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY, BY SUCH DESCRIPTIONS OF THE PROPERTIES, BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE, OR IN ANY WAY ARISING OUT OF BUYER’S PURCHASE THEREOF, EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE ASSIGNMENTS. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF ALL APPLICABLE LAW.

(b)           EACH PARTY HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ANY AND ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES, THE VALUE OF THE PROPERTIES BASED THEREON, OR THE CONDITION OR STATE OF REPAIR OF THE PROPERTIES. THIS DISCLAIMER EXTENDS TO ANY REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND/OR SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM THE PRODUCTION FROM THE PROPERTIES, IT BEING ACKNOWLEDGED AND AGREED THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. ALSO, BUYER ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ESTIMATES ONLY OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/OR GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

(c)           SELLER AND BUYER HEREBY ACKNOWLEDGE AND AGREE THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF ANY DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION ACT, OR ANY APPLICABLE LAW. BUYER HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ALL OF BUYER’S RIGHTS AND REMEDIES UNDER ALL APPLICABLE LAW WHICH MAY AFFORD CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER AND RELEASE. TO EVIDENCE BUYER’S ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT: (i) BUYER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (ii) BUYER IS REPRESENTED BY LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT; AND (iii) SUCH LEGAL COUNSEL WAS NOT, DIRECTLY OR INDIRECTLY, IDENTIFIED, SUGGESTED OR SELECTED BY SELLER OR ANY AGENT OF SELLER.

(d)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE ENTITLED TO CLAIM OR RECOVER FROM THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS, RELEASES AND WAIVES ANY CLAIMS, AGAINST THE OTHER PARTY FOR ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES (INCLUDING LOST SALES, INCOME, PROFIT, REVENUE, PRODUCTION, RESERVES OR OPPORTUNITY), EXCEPT WITH RESPECT TO INDEMNIFICATION OF THIRD PARTY CLAIMS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

19.         Termination and Remedies

(a)           Termination.  This Agreement, and the transactions contemplated hereby, may be terminated at any time prior to the Closing: (i) by mutual written consent of Seller and Buyer; (ii) by either Seller or Buyer, if the Closing shall not have occurred on or before December 15, 2010 (the “Outside Termination Date”); or (iii) as expressly provided elsewhere in this Agreement; provided, however, the right to terminate this Agreement under this Section 19(a)(ii) shall not be available: (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Termination Date; or (B) to Buyer, if any breach of this Agreement by Buyer has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Termination Date. If this Agreement is terminated pursuant to this Section 19(a), the Escrow Agent shall promptly deliver the Deposit (and all interest thereon, if any) to Buyer as Buyer’s sole and exclusive remedy, and each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such termination.

(b)           Buyer’s Remedy.  IF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE NOT CONSUMMATED ON OR BEFORE THE CLOSING DATE BY REASON OF SELLER’S WRONGFUL FAILURE TO TENDER PERFORMANCE AT THE CLOSING, AND IF BUYER IS NOT IN MATERIAL DEFAULT UNDER THIS AGREEMENT AND IS READY, WILLING AND ABLE TO CLOSE, BUYER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT BY WRITTEN NOTICE DELIVERED TO SELLER, AND, IN THE ABSENCE OF A BREACH OR DEFAULT BY BUYER HEREUNDER, THE ESCROW AGENT SHALL PROMPTLY DELIVER TO BUYER THE DEPOSIT (AND ALL INTEREST THEREON, IF ANY).

(c)           Seller’s Remedy.  IF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE NOT CONSUMMATED ON OR BEFORE THE CLOSING DATE BY REASON OF BUYER’S WRONGFUL FAILURE TO TENDER PERFORMANCE AT THE CLOSING, AND IF SELLER IS READY, WILLING AND ABLE TO CLOSE, AND SELLER IS NOT IN MATERIAL DEFAULT UNDER THE TERMS OF THIS AGREEMENT, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT BY WRITTEN NOTICE DELIVERED TO BUYER, AND THE ESCROW AGENT SHALL PROMPTLY DELIVER TO SELLER THE DEPOSIT (AND ALL INTEREST THEREON, IF ANY).

20.         Notices.  All notices and communications required or permitted under this Agreement shall be in writing addressed as set forth below, and any notice or communication hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) days after deposit with the United States Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by facsimile transmission, upon confirmation by the recipient of receipt; or (d) by Federal Express overnight delivery (or other reputable overnight delivery service), two days after deposited with such service. All such notices shall be addressed as follows:

If to Seller: MegaEnergy, Inc. 7374 South Alton Way, # 201 Centennial, Colorado 80112 Attention: Scott Hornafius, President Telephone: (720) 875-9810 Fax: (720) 874-0187 Email: Scott@MegaEnergy.net	Saga Petroleum Corp. 600 17th Street, Suite 1700N Denver, Colorado 80202 Attention: J. Charles Farmer, President Telephone: (303) 996-7766 Fax: (303) 996-7767 Email:

With a copy to:
Ducker, Montgomery, Lewis & Bess, PC
1560 Broadway, Suite 1400
Denver, CO 80202
Attention: Robert G. Lewis, Esq.
Telephone: (303) 861-2828
Fax: (303) 861-4017
Email: rlewis@duckerlaw.com

If to Buyer: Gastar Exploration USA., Inc. 1331 Lamar, Suite 1080 Houston, TX 77010 Attention: Mr. J Russell Porter Telephone: 713.739.1800 Fax: 713.739.0458 Email: rporter@gastar.com

With a copy to: Vinson & Elkins LLP First City Tower 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Attn: T. Mark Kelly Telephone: 713.758.4592 Fax: 713.615.5531

Either Party may, upon written notice to the other Party, change the address and individual to whom such communications are thereafter to be directed.

21.         Miscellaneous.

(a)           Exhibits.  All exhibits and schedules attached to this Agreement are hereby incorporated by reference herein and made a part hereof for all purposes as if set forth in their entirety herein. The schedule numbers used in this Agreement refer to the corresponding sections of the Agreement to which such schedule relates; provided, however, to the extent that a matter is disclosed in a schedule is relevant and reasonably apparent on its face to apply to the disclosure required by any other section of this Agreement, such matter shall be deemed to be disclosed in such other section of this Agreement, whether or not an explicit cross reference appears.

(b)           Integration.  This Agreement, and the exhibits and schedules hereto, and the Farmout Agreement, and the exhibits and schedules thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace any and all prior negotiations, discussions, understandings and agreements, whether oral or written, relating to such subject matter.

(c)           Amendments.  This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by a written document signed by the Party to be charged with such amendment or waiver.

(d)           No Assignment.  Except in accordance with Section 21(o) below (Like-Kind Exchanges), a Party shall not assign, or contract to assign, any of its rights, interests, obligations or duties under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Such other Party shall consent to a proposed assignment hereunder to the extent that the proposed assignee has the financial and technical ability to perform the obligations of assignor under this Agreement, and such assignment is in compliance with the terms and conditions of this Agreement. Any attempted assignment in breach of this provision shall be null and void. Any assignment hereunder shall be subject to all of the terms and conditions of this Agreement, and the proposed assignee shall agree to assume, bear and perform all of the obligations of the assignor hereunder. Notwithstanding the foregoing, Buyer may assign this Agreement to an affiliate of Buyer; provided Buyer shall remain liable to Seller for all of Buyer’s duties, obligations and liabilities hereunder.

(e)           Binding Effect.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns.

(f)           Relationship.  Notwithstanding anything to the contrary, the representations, covenants, indemnities, duties, obligations and liabilities of Mega and Saga under this Agreement are separate and several, and not joint or collective.

(g)           Third Parties.  Except for indemnified Persons or entities described in Section 17 above (Indemnities), this Agreement shall not confer any rights, benefits or remedies to any Person or entity not a Party hereto.

(h)           No Merger; Survival.  None of the provisions of this Agreement shall be deemed to have merged with any assignment or other instrument hereafter executed. Except as otherwise specified herein, the representations and warranties made by Seller in Sections 4(h) through 4(p) inclusive shall survive for 270 days after the Closing Date, shall expire automatically 270 days after the Closing Date, and no new Claims for breach thereof shall be made after the expiration of such 270 day period. Notwithstanding the foregoing, the representations and warranties made by Seller in Section 4(a) through 4(g) inclusive, and the representations and warranties made by Buyer in Section 5(a) through 5(i) inclusive, shall survive for the applicable statute of limitations period.

(i)            Expenses and Fees.  Except as otherwise expressly set forth in this Agreement, each Party shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker fees.

(j)            Arbitration.  Any dispute arising out of or relating in any way to this Agreement (“Dispute”) shall be determined by binding arbitration hereunder. Arbitration shall be commenced by either Party delivering to the other Party written notice (the “Arbitration Demand”) which shall set forth in reasonable detail the basis of the dispute.  The Parties shall use their reasonable efforts in good faith to agree upon a single arbitrator, who shall be a neutral, disinterested party, who has never been an officer, director, employee or attorney of any of the Parties, or any of their affiliates, who has not less than ten (10) years experience in the oil and gas industry, and who has a formal financial, accounting, petroleum engineering or legal education.  If the Parties are unable to agree upon a mutually acceptable arbitrator on or before thirty (30) days after receipt of the Arbitration Demand, then each Party shall select their own arbitrator on or before forty-five (45) days after receipt of the Arbitration Demand, and the two arbitrators so selected shall select a third arbitrator on or before sixty (60) days after receipt of the Arbitration Demand. The arbitration shall take place in Houston, Texas and shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association then in effect. The hearing shall be commenced on or before sixty (60) days after the selection of the arbitrators. The Parties and the arbitrators shall proceed diligently and in good faith so that the arbitration award shall be entered on or before sixty (60) days after the arbitration hearing. The decision of a majority of the arbitrators (or, if the Parties selected a single arbitrator, such arbitrator) shall be final, binding and non-appealable, except on such grounds as exist for vacating or modifying an arbitration award under the Federal Arbitration Act. The arbitrator(s) shall have the discretion (but not the obligation) to award costs incurred by a prevailing Party in connection with the arbitration, including reasonable attorneys’ fees, expert fees, and out-of-pocket costs associated with the arbitration, from the opposing Party. Either Party may apply to any court of competent jurisdiction to enforce any arbitration award hereunder.

(k)           Governing Law.  This Agreement, and all Claims arising in connection with or related to hereto, or the negotiation, execution or performance hereof (whether in contract or tort), shall be governed by and construed in accordance with the Law of the State of Texas (excluding choice of law provisions), except with respect to real property matters to the extent that such matters are mandatorily governed by the Law of the State of West Virginia.

(l)           Press Releases.  No Party shall issue any press release relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party. Buyer may make any public disclosure Buyer reasonably believes in good faith is required by applicable law or any listing or trading agreement concerning its or its affiliates’ publicly-traded securities (in which case Buyer shall use all reasonable efforts to advise Seller, and give Seller an opportunity to comment on the proposed disclosure, prior to making the disclosure).

(m)          Interpretation.  For purposes of interpreting the provisions of this Agreement, the Parties acknowledge and agree that: (i) this Agreement is the result of negotiations between Buyer and Seller, and their respective counsel; (ii) Buyer and Seller are deemed to have equal bargaining power and position; (iii) the Parties are deemed to have drafted this Agreement jointly; and (iv) the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

(n)           Headings.  The headings of the articles and sections of this Agreement and any listing of its contents are for guidance and convenience of reference only, and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

(o)           Like-Kind Exchanges.  Seller and Buyer consent to each of the other Party’s assignment of its rights under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations promulgated under the Code), if any, or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37, 2000-2 C.B. 308), if any, in connection with effectuation of a like-kind exchange within the meaning of Section 1031 of the Code.  However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or to a Qualified Exchange Accommodation Titleholder shall not release Seller or Buyer from, or modify, any of their respective duties, obligations and liabilities (including indemnity obligations) to each other under this Agreement.  Each Party agrees to reasonably cooperate with the other to attempt to structure the transaction as a like-kind exchange, provided that (i) the Closing shall not be delayed and (ii) the Party requesting such cooperation shall indemnify the other Party against any reasonable additional costs or liabilities directly incurred by the non-requesting Party as a result of an assignment or request for cooperation under this Section 21(o).

(p)           Timing.  With respect to the dates set forth in Section 13, time is of the essence.

(q)           Further Assurances.  After the Closing, Seller and Buyer shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

(r)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement.

(s)           Facsimile and Electronic Signatures.  Buyer and Seller hereby agree that this Agreement may be executed with facsimile and/or electronic signatures, and that such facsimile and electronic signatures shall be valid and binding on the Parties.

(t)           Construction.  Unless the context requires otherwise:  (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice-versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (d) references to Articles and Sections refer to Articles and Sections of this Agreement; (e) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (f) references to Exhibits or Schedules refer to the Exhibits or Schedules attached to this Agreement; (g) references to Laws refer to such applicable Laws as they may be amended from time to time, and references to particular provisions of a applicable Law include any corresponding provisions of any succeeding Law; (h) the word “or” is not exclusive; (i) the term “include”, “includes ”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; (j) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (k) references to money refer to legal currency of the United States of America; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; and (n) references to “days” are to calendar days.

(u)           Additional Agreements.  If Buyer purchases less than 100% interest in the Properties, Buyer and Seller shall enter into such additional agreements as are mutually acceptable to the Parties to reflect their joint ownership of the Properties.

EXECUTED on the date first set forth above, to be effective for all purposes as of the Effective Time.

SELLER:
MegaEnergy, Inc.		Saga petroleum Corp.

By:	/s/ J. Scott Hornafius	By:	/s/ Brent J. Morse
Name:	J. Scott Hornafius	Name:	Brent J. Morse
Title:	President	Title:	Vice President

BUYER:
Gastar Exploration USA, Inc.
By:	/s/ Henry J. Hansen
Name:	Henry J. Hansen
Title:	Vice President, Land